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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DECEMBER 27, 2000

   SYSTEMONE TECHNOLOGIES ANNOUNCES DEAL WITH SAFETY-KLEEN IS FULLY EFFECTIVE

         MIAMI, December 27, 2000 -- SystemOne Technologies Inc. (Nasdaq:STEK), formerly Mansur Industries Inc., today announced that the time to appeal the previously disclosed order of the United States Bankruptcy Court approving the Marketing and Distribution Agreement between SystemOne and industry leader Safety-Kleen had ended without any appeals being filed and, as a result, the Marketing and Distribution Agreement has become fully effective today. The Company expects to begin initial deliveries in January of the first year's minimum of 10,000 units.

         Founded in 1990, SystemOne Technologies designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded ten patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

         This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies Inc. (formerly Mansur Industries Inc.) that involves risks and uncertainties that could cause actual events to differ materially. We refer you to the documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.

CONTACT: SystemOne Technologies Inc.

Paul I. Mansur, Chief Executive Officer, 305/593-8015